ACCOUNTANTS' CONSENT



   The Board of Directors
   Aliant Communications Inc.:

   We consent to the incorporation by reference in the registration statement on Form S-3 of the Aliant Communications Inc. of our report, dated February 7, 1997, relating to the consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1996 and 1995, and related consolidated statements of earnings, stockholders' equity, and cash flows and relating to the schedules to Form 10-K for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of Aliant Communications Inc.

   We also consent to the reference to our Firm under the heading "Experts" in the registration statement.




   February 19, 1998                                    KPMG PEAT MARWICK LLP
   Lincoln, Nebraska